Exhibit 10.4
SENIOR SECURED PROMISSORY NOTE

$425,000.00	April 28, 2023 San Ramon, California
For value received, R2 Technologies, Inc., a Delaware corporation (the “Company”), promises to pay to Lancer Capital LLC (the “Holder”), or its permitted assigns, in lawful money of the United States of America the principal sum of $425,000.00. Interest shall accrue from the date of this Secured Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to 20.00% simple interest per annum (or 22.00% simple interest per annum if provided by Section 3). Any capitalized terms not defined herein shall have the meanings as set forth in that certain Senior Secured Promissory Note Purchase Agreement dated as of July 13, 2022 by and among the Company and the Holder (as may be amended from time to time, the “Purchase Agreement”).
This Note is subject to the following terms and conditions:
1.    Repayment. The entire then-outstanding and unpaid principal amount of this Note, together with any accrued but unpaid interest under this Note (the “Outstanding Amount”), shall be due and payable on the earlier to occur of (i) June 30, 2023 or (ii) within five (5) business days after the date on which the Company receives an aggregate of $20,000,000 from the consummation of one or more bona fide debt or equity financings, other capital investments, or capital contributions, whether from new or existing equity holders or debt holders (such applicable date, the “Maturity Date”). The Notes shall rank pari passu in right of payment with respect to each other Note, and all payments to each of the Holders under the Notes shall be made pro rata among the Holders based upon the aggregate unpaid principal amount of the Notes outstanding immediately prior to any such payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Interest shall accrue on this Note but shall not be due and payable until the Holder’s written request for repayment after the Maturity Date.
2.    Security; Guarantee. The parties agree that the payment obligations of the Company arising under this Note are secured pursuant to the terms of (i) that certain Security Agreement dated as of July 13, 2022 by and between the Company and Holder (as amended from time to time, the “Security Agreement”) and (ii) that certain Intellectual Property Security Agreement, dated as of July 13, 2022, by the Company in favor of the Holder (as amended from time to time, the “IP Security Agreement”). Reference hereby is made to the Security Agreement and the IP Security Agreement for a description of the nature and extent of the collateral serving as security for this Note and the rights of the Holder with respect to such security.
3.    Events of Default. Interest shall accrue on the unpaid principal amount of this Note at a rate equal to 22.00% simple interest per annum, for the period beginning with the date of occurrence of an Event of Default (as defined below) and continuing for so long as such Event of Default is continuing. The Company shall immediately notify the Holder in writing upon becoming aware of the occurrence of any Event of Default; provided that the provision of such notice shall not effect or impair the Holder's rights hereunder. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
(a)    the Company shall fail to pay Holder in full the principal amount and all accrued and unpaid interest on this Note on the Maturity Date;
(b)    the occurrence of an event of default pursuant to any Senior Indebtedness (as defined below), subject to applicable notice and cure periods;
(c)    the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;
(d)    proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be challenged, dismissed or discharged within ninety (90) days of commencement;
(e)    the dissolution or winding up of the Company; or
(f)    the appointment of a receiver or trustee to take possession of any property or assets of the Company.
4.    Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness (as defined below).
        (a)    Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.
        (b)    Subrogation. Subject to the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 4) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness. Notwithstanding the foregoing, the Company represents and warrants to the Holder that (a) the terms of the Senior Indebtedness allow for the transactions contemplated by this Note and the repayment in full by the Company of its obligations pursuant to this Note on the Maturity Date without any default thereunder, and (b) no consent is required from any third party, including any holder of the Senior Indebtedness, to enter into the transaction contemplated by this Note or to pay in full the obligations of the Company pursuant to this Note, which consent has not been obtained prior to the date hereof.
        (c)    No Impairment. Nothing contained in this Section 4 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.
        (d)    Reliance of the Holders of Senior Indebtedness. The Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.
        (e)    Senior Indebtedness. For purposes of this Note, “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursed, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of the Company, or with respect to which the Company is a guarantor, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which from time to time engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, by the Company, whether or not secured, and (ii) any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor, in each case, to the extent in existence and outstanding as of the date of the Initial Closing (as defined in the Purchase Agreement).
5.    Expenses. The Company agrees to pay all costs, expenses and reasonable attorneys’ fees at any time paid or incurred by Holder to collect the indebtedness evidenced by this Note.
6.    Waiver. No failure on the part of Holder to exercise, and no delay in exercising, any of the rights provided for herein shall operate as a waiver thereof, nor shall any single or partial exercise by Holder of any right preclude any other or future exercise thereof or the exercise of any other right. The Company waives presentment, protest or notice of dishonor and demand for payment and notice of default for non-payment.
7.    Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to an entity controlled by or under common control with the Holder. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.
8.    Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
9.    Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to (i) to the Company at its corporate headquarters, to the Holder at the address as set forth on the signature pages to the Purchase Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this subsection.

10.    Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder.
11.    Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.
12.    Usury. If any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
Remainder of Page Intentionally Left Blank.

The Company has caused this Secured Promissory Note to be issued as of the date first written above.

COMPANY

R2 TECHNOLOGIES, INC.

		By:	/s/ Timothy Holt
		Name:	Timothy Holt
		Title:	Chief Executive Officer

AGREED AND ACCEPTED

LANCER CAPITAL LLC

By: Avram Glazer Irrevocable Exempt Trust, its Sole Member

By:	/s/ Avram Glazer
Name:	Avram Glazer
Title:	Trustee